                                                                  EXHIBIT 10.13



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Employment Agreement") is made and entered into as of the ____ day of September, 1999, by and among Danka Business Systems PLC, ("Danka Business Systems"), and Larry Switzer, an individual ("Executive").

                                  WITNESSETH:

         WHEREAS, Executive is a party to an Employment Agreement dated as of August 28, 1998 between the Company and the Executive as amended by a letter agreement dated February 2, 1999 (collectively, "Prior Employment Agreement") and Executive is also party to a Change of Control Agreement, dated as of November 6, 1998 by and among the Company, Danka Office Imaging Company and the Executive ("Change of Control Agreement");

         WHEREAS, the Company wishes to assure itself of the services of Executive, on the terms and conditions set forth herein; and

         WHEREAS, Executive desires to be so employed by the Company on said terms.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties agree as follows:

         Section 1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

         Section 2. CAPACITY AND DUTIES. Executive is and shall be employed in the capacity of Chief Executive Officer of the Company and shall have such other duties, responsibilities and authorities as are assigned to him by the Board of Directors of Danka Business Systems (the "Board") as long as such additional duties, responsibilities and authorities are consistent with Executive's position and level of authority as the Chief Executive Officer of the Company. Executive may serve as a director of any direct or indirect subsidiary of Danka Business Systems, without additional consideration unless agreed otherwise by the Board, but Executive's failure or refusal to serve on the Board of one or more subsidiaries shall not constitute a breach of this Agreement. Executive shall be nominated by the Board to serve as director and executive member of the Board and the Company shall use its best efforts to cause the Executive to be elected as a director and executive member of the Board.

         Section 3. TERM OF EMPLOYMENT. The term of employment of Executive by the Company pursuant to this Employment Agreement shall be for the period (the "Employment Period") commencing on September 1, 1999 (the "Commencement Date"), and ending on August 31, 2002 or such earlier date that Executive's employment is terminated in accordance with the provisions of this Employment Agreement.

         Section 4. PLACE OF EMPLOYMENT. Executive's principal place of work shall be located in the Tampa Bay, Florida metropolitan area. The parties acknowledge that this is consistent with the extensive national and international business travel which may be required of Executive in connection with his performance of his duties under this Agreement.

         Section 5. BASE SALARY AND BONUS. During the Employment Period and subject to all the terms and conditions of this Employment Agreement, the Company shall pay Executive a base salary at an annual rate of not less than $800,000 per annum, payable in a manner consistent with the Company's payroll procedures for U.S. salaried employees. The Human Resources Committee of the Board (the "H.R. Committee") shall review Executive's annual base salary on or before the beginning of each fiscal year of the Company beginning subsequent to March 31, 2000 in which this Agreement is in effect and may increase Executive's annual base salary from time to time as the H.R. Committee deems to be appropriate.

         In addition to the annual base salary, Executive shall be entitled to receive an annual bonus opportunity under a performance bonus plan developed by the H.R. Committee. The H.R. Committee shall establish during the first quarter of each fiscal year financial performance targets for such fiscal year, stated in terms of net income, diluted earnings per share, operating cash flow or such other measures as may be selected by the H.R. Committee, as well as the annual bonuses available upon achievement of target, threshold and maximum levels of performance. The bonus available upon achievement of the target level shall be one hundred percent (100%) of Executive's annual base salary, and the bonus available for meeting or exceeding maximum level of performance shall be two hundred percent (200%) of Executive's annual base salary. Subject to H.R. Committee's certification of the Company's achievement of the relevant financial goals for the fiscal year at not less than the threshold level, payment of each such annual bonus shall be made to Executive in cash (net of applicable taxes) as promptly after the end of the relevant fiscal year as the H.R. Committee is able to certify the achievement of the applicable target performance goals, subject to any deferral election made by Executive under the terms of the Company's deferred compensation plan for U.S. executives.

         All salary and bonus payments to Executive under this Agreement shall be paid to Executive by Danka Office Imaging Company, through its U.S. payroll system. If Danka Office Imaging Company should fail to make any such payment to Executive when due, Danka Holding Company, Danka Office Imaging Company and Danka Business Systems shall be jointly and severally liable to Executive.

         Section 6. ADDITIONAL COMPENSATION AND BENEFITS. During the Employment Period, the Company shall pay to or provide Executive such other compensation and benefits as are established by or approved by the H.R. Committee, including the following additional compensation and welfare and fringe benefits:

         (a) Stock Options. Executive shall be eligible to receive stock option awards, as described in Section 7 below, on such basis and at such times as the H.R. Committee may determine to be equitable and consistent with Executive's position and performance.

         (b) Medical Insurance. The Company shall provide Executive and his dependents with health insurance coverage no less favorable than that from time to time made available to other key employees of the Company located in the United States.

         (c) Vacation. Executive shall be entitled to at least four (4) weeks of vacation during each year during the term of this Agreement, prorated for partial years.

         (d) Business Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses he incurs in connection with his employment by the Company (including but not limited to, automobile and other business travel, and customer entertainment expenses).

         (e) Car. The Company shall provide, at the Company's expense, a Mercedes or Jaguar, or similar type automobile for Executive's use.

         In addition to the benefits provided pursuant to the preceding paragraphs of this Section 6, the Executive shall be eligible to participate in all executive compensation and retirement plans of the Company applicable generally to officers of the Company located in the United States, including, without limitation, airline club expenses up to $1,000 annually and life insurance premiums up to $15,000 annually, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other United States employees from time to time.

         Section 7. STOCK OPTIONS. During the Employment Period, Executive shall be granted additional stock options with respect to American Depository Shares representing ordinary shares of Danka Business Systems ("ADSs") on an equitable basis consistent with his position, provided that Executive has continued his employment with the Company through the relevant grant date and has not given a Notice of Termination as defined in Section 10 below.

         All of the stock options of Executive shall be subject to the following terms and conditions:

         (a) The Options granted to Executive shall become fully vested on an accelerated basis upon: (1) expiration of the Employment Period (or, if such original Employment Period is extended or renewed by mutual agreement of Executive and the Company, expiration of the final renewal period); (2) Executive's death or permanent disability; (3) an involuntary termination of Executive's employment other than for Cause [as defined in Section 10]; (4) Executive's voluntary termination of employment for Good Reason [as defined in Section 10 below]; or (5) the date the Company gives Executive a Notice to Terminate [other than for Cause as defined in Section 10].

         (b) Upon termination of Executive's employment for Cause [as defined in Section 10], any unexercised Options held by Executive (including both vested and unvested Options) shall be forfeited immediately. Upon delivery of a Notice of Termination by Executive or other voluntary termination by Executive [other than for Good Reason as defined in Section 10.02], any vested but unexercised options held by Executive shall continue to be exercisable during the period of twelve (12) months following the date of termination. If Executive's options vest on an accelerated basis pursuant to paragraph (a), or if Executive's employment terminates at the expiration of the Employment Period, the options not exercised by the termination date shall continue to be exercisable for a period of thirty-six (36) months following such date (but not later than the expiration of the option's original ten (10) year term). Such continued right to exercise the options shall be subject to Executive's adherence to the terms of such non-competition, confidentiality and similar restrictive covenants as the H.R. Committee may require to be included in the stock option certificates, provided that such restrictive covenants shall be deemed to be waived upon a Change of Control [as defined in the Change of Control Agreement].

         (c) At the Committee's discretions, the options may be granted for the equivalent number of ordinary shares of Danka Business Systems, instead of ADSs.

         Section 8. TERMINATION BY THE COMPANY OR BY EXECUTIVE. This Employment Agreement may be terminated by the Board of Danka Business Systems or by Executive upon one (1) year's written notice, provided that Danka Business Systems or Executive, as the case may be, shall give Notice of Termination (as hereinafter defined). Compensation paid to Executive during the one-year notice period following the giving of the Notice of Termination shall be considered to be part of the severance pay described in
Section 9 of this Employment Agreement.

         This Employment Agreement may be terminated upon six months' written notice by Danka Business Systems by reason of the Disability (as hereinafter defined) of Executive. This Employment Agreement may be terminated by the Board of Danka Business Systems immediately upon giving Notice of Termination for Cause (as hereinafter defined) and may be terminated by Executive for Good Reason (as hereinafter defined) immediately upon giving Notice of Termination, provided that the Company shall in either case pay to Executive the compensation and other benefits described in Section 9 of this Employment Agreement.

         Section 9.  PAYMENTS UPON TERMINATION.

         (a) If Executive's employment is terminated during the term of this Agreement, either by the Board or by Executive, or in the event of death or disability, Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay for the year of the termination, plus any bonus earned but not previously paid with respect to fiscal years preceding the termination date. If Executive's employment is terminated during the term of this Agreement by Executive for Good Reason (as defined in Section 10 below), or by the Company other than for Cause [as defined in Section 10], then Executive shall also receive the additional termination pay and benefits set forth in Sections 9(b), 9(c), 11 or other applicable provisions of this Employment Agreement.

         (b) If Executive's employment is involuntarily terminated by the Company for any reason other than death, disability or Cause (as defined in Section 10), including by giving a Notice of Termination to Executive, or if the Executive gives a Notice of Termination for Good Reason (as defined in Section 10), the Company shall also be obligated to provide Executive with the following severance compensation:

         (i) The Company shall pay to Executive (subject to withholding of applicable taxes) termination payments, in an amount equal to the sum of (A) two (2) full years of Executive's annual base salary, at the rate in effect on the date the Notice of Termination is given, and (B) twice the target annual bonus (i.e., twice the annual target bonus of 100 percent of annual base salary) which would be payable to Executive for the fiscal year in which the Notice of Termination is given if the Company's financial performance targets were deemed to be satisfied at the budgeted target level for such fiscal year. The Company shall deliver a lump sum payment equal to one-half (1/2) of such amount (subject to withholding of applicable taxes) to Executive by wire transfer or cashier's check within ten (10) business days after the termination of his employment. The remainder shall be paid to Executive in a series of twelve (12) equal monthly payments, beginning on the first anniversary of the date of termination. These payments shall be offset by any amounts the Company pays to the Executive as annual salary or bonus for his services during the one-year notice period following the date the Notice of Termination was given, but shall not be offset by any amounts Executive may receive as compensation for services he performs for any other employer after his employment with the Company terminates.

         (ii) In addition to these termination payments, Executive shall be entitled to receive a pro rata annual bonus from the Company for the fiscal year which includes the date of termination, calculated by determining the performance bonus earned for the fiscal year which includes the date of termination, based on the extent to which the Company actually satisfies the relevant financial performance targets for the fiscal year by the end of such fiscal year, and multiplying this amount by a percentage equal to the ratio of the number of days worked by Executive during the fiscal year of the termination to the total number of work days during such fiscal year. This pro rata bonus shall be paid to Executive (subject to withholding at applicable taxes) promptly after the end of the fiscal year, once the H.R. Committee has certified the Company's achievement of the relevant performance targets.

         (iii) The Company shall continue to provide the Executive and his wife with coverage under all medical, hospitalization, life and other insurance benefits being provided to Executive at the date the Notice of Termination is given, for a period of up to twenty-four (24) months after the date of termination; provided that the Company shall have no obligation to continue to provide Executive with these benefits for any periods after the earlier of (A) the expiration of the Employment Period, or (B) the date Executive obtains comparable benefits (with no significant pre-existing condition exclusions) as a result of Executive's employment in a new position.

         (iv) Any stock options awarded to Executive under any stock option plan or scheme maintained by the Company shall (A) if not previously vested, immediately become fully vested and exercisable in full, and
         (B) be deemed to be amended to permit their exercise by Executive at any time during the period of thirty-six (36) months following the date of termination (but no later than the expiration of any such stock option's original ten-year term), subject to the Executive's adherence to the terms of such non-competition, confidentiality and similar restrictive covenants as the H.R. Committee may require to be included in the relevant stock option agreements.

         (v) The Executive shall also receive any vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

         (c) If Executive's employment is terminated by the Board for Cause, the amount Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay for the year of termination, any bonuses earned but not previously paid with respect to the fiscal year of Danka Business Systems most recently ended, and any vested benefits payable to Executive under the terms of any deferred compensation, retirement, stock option or other incentive plans maintained by the Company.

         (d) If Executive voluntarily terminates his employment by giving Notice of Termination before the end of the Employment Period (other than for Good Reason as defined in Section 10.02), or retires at the end of the Employment Period, the amount Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay for the year, any bonus earned but not previously paid with respect to the fiscal year of Danka Business Systems most recently ended, and any other vested benefits payable to the Executive under the terms of any deferred compensation, retirement, stock option or other incentive plans of the Company.

         (e) All payments to Executive under this Section 9 shall be paid by Danka Office Imaging Company, but in the event Danka Office Imaging Company should fail to make any such payment when due, Danka Office Imaging Company, Danka Holding and Danka Business Systems shall be jointly and severally liable to Executive.

         (f) Executive shall not be required to mitigate amounts or benefits payable under this Employment Agreement by seeking other employment or otherwise.

         Section 10. DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section 10 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

                     10.01 Disability. "Disability" shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive's ability to substantially perform his duties under this Employment Agreement as an employee and as a result of which he shall have been unable to perform his duties for the Company on a full-time basis for six (6) consecutive months.

                     10.02 Good Reason. "Good Reason" shall mean the occurrence of any of the following events without Executive's prior express written consent: (i) any material change in Executive's status, title, authorities or responsibilities (including reporting responsibilities) under this Employment Agreement which represents a demotion from such status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Employment Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a chief executive officer of a United Kingdom/United States publicly traded corporation; or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of such positions, including a failure to reelect Executive as an Executive Director, except as a result of his death or Disability; (ii) the relocation of the principal office of the Company or the reassignment of Executive to a location more than thirty (30) miles from St. Petersburg, Florida; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet substantially all eligibility requirements thereof; and further provided, that if the terms of any incentive compensation plan assign the H.R. Committee discretion to grant awards, any exercise of such discretion by the H.R. Committee that does not result in an award to Executive for a relevant period shall not by itself constitute "Good Reason"; (iv) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan in which Executive participates), or any material fringe benefit or perquisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; provided, however, that Executive continues to meet substantially all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Employment Agreement; or (vi) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Employment Agreement, and for purposes of this Employment Agreement, no such purported termination shall be effective; or (vii) the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to assume and agree to perform this Employment Agreement.

                     10.03 Cause. For purposes of this Agreement, "Cause" shall mean and be limited to (i) Executive being convicted of a felony (or entering a guilty or nolo contendere plea to such a crime); or (ii) Executive being convicted of any lesser crime committed in connection with the performance of his duties hereunder involving fraud or moral turpitude; or (iii) the intentional and willful failure by Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from Executive's incapacity due to physical or mental disability) after a written demand for substantial performance is made on Executive by the Board and such failure continues after Executive shall have had reasonable opportunity to correct the acts or omissions so complained of.

                     10.04 Notice of Termination. "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 13 of this Employment Agreement.

         Section 11. DEATH. Upon Executive's death during the Employment Period, this Employment Agreement shall terminate immediately upon the date of Executive's death, provided that the Company shall:

         (a) pay to Executive's estate Executive's base salary accrued through the date of death, accrued but unpaid vacation pay for the year of death, any bonus earned but unpaid with respect to periods prior to the date of death, and a pro rata bonus for the fiscal year which includes the date of death, calculated by multiplying the performance bonus payable for the fiscal year, based on the Company's actual satisfaction of its performance goals for the year, by a percentage equal to the ratio of the number of days Executive worked prior to his death to the total number of work days during the fiscal year.

         (b) pay any death benefits owed in respect of Executive under the terms of any life insurance plan, retirement or deferred compensation plan, or other benefit plan of the Company, to Executive's surviving spouse or such other beneficiary as Executive has designated.

         Section 12. NON-COMPETITION AND CONFIDENTIALITY. As used in this Section, the term "Restricted Area" shall mean, during the Employment Period, and during the twenty-four (24) months following the termination of Executive's employment hereunder for any reason specified in the Employment Agreement, the entire world. During the Employment Period and for a period of twenty-four months following the termination of Executive's employment hereunder for any reason specified in the Employment Agreement, Executive shall not, in the Restricted Area, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the businesses engaged in by the Company, any constituent partners of the Company or any of their respective parents, subsidiaries or affiliates; he shall not engage in such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section shall be deemed to prohibit Executive from acquiring, solely as an investment, a less than one percent interest in the equity of any publicly traded corporation or limited partnership.

         Executive, except within the course of the performance of his duties hereunder, shall not at any time while he is in the employ of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates and for 24 months thereafter (i) employ any individual who is then employed by the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, affiliates (ii) in any way cause, influence, or participate in the employment of any individual which would be contrary to the Company's best interests, as determined by the Company in its sole discretion.

         Executive's services are unique and any breach or threatened breach by Executive of any provision of this Section shall cause the Company irreparable harm which cannot be remedied solely by damages. In the event of a breach or threatened breach by Executive of any of the provisions of this Section, the Company shall be entitled to injunctive relief restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity or such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

         If any of the provisions of or covenants contained in this Section are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdiction this Section shall at all times remain in full force and effect.

         Section 13. NOTICES. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

         Section 14. SUCCESSORS. This Employment Agreement shall be binding on the Company and any successor to any of its businesses or to a substantial fraction of its business assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Employment Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or a substantial fraction of its assets as aforesaid which assumes and agrees to perform this Employment Agreement or which is otherwise obligated under this Agreement, by operation of law or otherwise.

         Section 15. BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Executive's estate.

         Section 16. MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         Section 17. HEADINGS. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         Section 18. WAIVER OF BREACH. The waiver of either the Company or Executive of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Executive.

         Section 19. AMENDMENTS. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

         Section 20. SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

         Section 21. ENTIRE AGREEMENT. Except for the Change of Control Agreement and the options and special cash bonus provided for in the prior Employment Agreement, this Employment Agreement sets forth the entire agreement and understanding of the Company and Executive in respect of the terms and conditions of Executive's employment after the Commencement Date, and supersedes all prior employment agreements, covenants or representations or warranties, whether oral or written, made by the parties, or any representative of the Company, with respect to such terms and conditions of employment.

         Section 22. GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Florida.

         Section 23. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. One arbitrator shall be named by the Company, a second shall be named by Executive and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in St. Petersburg, Florida or such other location as may be mutually agreed to by the Company and Executive. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code, as amended. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration and any judicial proceedings related thereto.

         Section 24. COUNTERPARTS. This Employment Agreement may be executed in more than one (1) counterpart and each counterpart shall be considered an original.

         IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Executive as of the date first above written.


                                       "COMPANY" - DANKA BUSINESS SYSTEMS PLC

                                       By:
                                          -------------------------------------


                                       DANKA HOLDING COMPANY

                                       By:
                                          -------------------------------------


                                       "EXECUTIVE"

                                       -----------------------------------
                                       Larry Switzer


                                       DANKA OFFICE IMAGING COMPANY


                                       By:
                                          -------------------------------------